EXHIBIT 99.1



Lehman Brothers

Press Release
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For Immediate Release                      Media Contact:     Wiliam J. Ahearn
                                                              201-524-2241
                                           Investor Contact:  Shaun Butler
                                                              201-524-4722


                            LEHMAN BROTHERS REPORTS
                           EARNINGS OF $309 MILLION

                           IN FISCAL THIRD QUARTER


        -- Posts Return on Equity of 16.2% in Most Difficult Operating
                           Environment in Years --
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          NEW YORK, Sept. 25, 2001 - Lehman Brothers Holdings Inc. (NYSE: LEH)
today reported net income of $309 million, or $1.14 per common share
(diluted), for the third quarter ended August 31, 2001, compared with $457 million, or $1.68 per common share (diluted) in the third quarter of fiscal 2000.

Richard S. Fuld, Jr., Chairman and Chief Executive Officer, said that the Firm continues to focus on ways to help the rescue workers and families of the victims of the World Trade Center tragedy, and is thankful for the support and encouragement it has received from clients, industry participants, the New York community, and others throughout the world. He noted that as a result of the Firm's longstanding business recovery plans, Lehman Brothers has been active in

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                                                               Earnings/Page 2

all aspects of the global capital markets despite the Firm's temporary dislocation from its headquarters at Three World Financial Center. Lehman Brothers remains operationally and financially strong, engaging in sales and trading activities in all debt and equity products since the opening of those markets, and lead managing some $5 billion in underwritings in the last two weeks.

For the first nine months of fiscal 2001, net income was $1.125 billion, compared with $1.376 billion in the first nine months of fiscal 2000.

"In a market environment during the third quarter that was among the most difficult in years, Lehman Brothers was able to produce a level of earnings and profitability that underscores the significant strength and diversity of the Firm's global franchise," Mr. Fuld said.

Mr. Fuld noted that despite a significant industry-wide decline in mergers and acquisitions, and weakness in equity markets globally, Lehman Brothers produced net revenues of $1.6 billion during the third quarter of fiscal 2001.

"With diversification across the equities, fixed income and investment banking businesses, and regional diversity as a result of our extensive global activities, the Firm is showing that it can produce strong revenues and earnings even when one or more sectors of the industry are not performing well," Mr. Fuld said.

Net revenues (total revenues less interest expense) for the third quarter were $1.628 billion, a decrease of 21 percent from $2.052 billion in the third quarter of fiscal 2000. Mr. Fuld noted that the quarter equaled the best the Firm had ever posted in terms of net revenues from fixed income sales and trading activities, with significant activity in its structured credit, mortgages and real estate, credit, and municipals businesses. In addition, Lehman Brothers' non-U.S. activities accounted for approximately 33 percent of net revenues.


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                                                               Earnings/Page 3

For the first nine months of fiscal 2001, net revenues were $5.533 billion, a decrease of 8 percent from $6.009 billion in the fiscal 2000 first nine months.

Non-interest expenses for the third quarter were $1,193 million; nonpersonnel expenses for the same period were $363 million, compared with $312 million in the previous fiscal year's third quarter, reflecting the Firm's growth throughout the first nine months of 2001. Compensation and benefits as a percentage of net revenues was 51 percent, unchanged from the fiscal 2001 first and second quarters.

For the fiscal 2001 third quarter, the Firm's pre-tax margin was 26.7 percent, compared with 32.8 percent in the third quarter of fiscal 2000. Return on common equity was 16.2 percent for the quarter ended August 31, 2001, compared with 27.5 percent a year ago. For the first nine months of fiscal 2001, the Firm's pre-tax margin was 29.5 percent, compared with 33.7 percent for the first nine months of fiscal 2000; for the same period, return on common equity was 20.2 percent, compared with 29.2 percent in fiscal 2000. Return on common equity for all periods is calculated using net income before adjusting for a special preferred dividend.

As of August 31, 2001, Lehman Brothers' stockholders' equity and trust preferred securities were $8.8 billion and total capital (stockholders' equity, trust preferred, and long-term debt) was approximately $48 billion. Book value per common share was $30.83.

Earnings per share calculations for the first nine months of 2001 and 2000 include the impact of a special preferred dividend paid to American Express Company and to Nippon Life Insurance Company at fiscal year end. American Express and Nippon Life are entitled to receive an annual non-cumulative preferred dividend equal to 50 percent of the amount by which the Firm's net income for the full fiscal year exceeds $400 million, up to a maximum of $50 million per year, through mid-year 2002.

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                                                               Earnings/Page 4

Lehman Brothers (ticker symbol NYSE: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our web site at www.lehman.com.

          Financial Statements Following

Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 10:00 a.m. EST on Tuesday, September 25. Members of the public who would like to access the conference call should dial 888-469-3220 in the U.S., or 712-257-3796 outside the U.S. (passcode: LEHMAN). The conference call will also be accessible through the "Shareholders" section of the Firm's web site, www.lehman.com. For those unable to listen to the live broadcast, a replay will be available on the Firm's web site or by dialing 800-365-0063 in the U.S. or 402-998-0912 outside the U.S., beginning approximately one hour after the event, and remaining available until 5:00 p.m. on October 3, 2001.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts but instead represent only the Firm's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and most recent Quarterly Report on Form 10-Q.


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